UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Prudential Investment Portfolios 16
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What to do now:

1.              Read the enclosed Proxy Statement.

2.              Review the voting instructions provided.

3.              VOTE!

Four easy ways to vote:

1.              By Telephone. Have your proxy card available. Call the toll-free number on your proxy ballot card from a touch-tone telephone. Enter your control number from your card. There is no charge to you for the call. Follow the recorded instructions.

2.              By Internet. Have your proxy card available. Go to the website listed on the proxy card. Enter your control number from your proxy card. Follow the instructions on the website.

3.              By Mail. Please complete, date, and sign your proxy card. Mail your completed proxy ballot card in the enclosed postage-paid envelope.

4.              In Person. Attend the meeting and vote your interests.

Voting by phone or Internet is available 24 hours a day, 7 days a week and must be received by 11:59 p.m. Eastern time on the day prior to the meeting.

If you have any questions before you vote, please call D.F. King & Co., Inc. toll-free at (866) 828-6951. They will be happy to help you understand the proposal and assist you in voting.

The Board of Trustees of the PGIM QMA Defensive Equity Fund is recommending that shareholders approve the reorganization of PGIM QMA Defensive Equity Fund (Defensive Equity Fund) into the PGIM QMA Large-Cap Core Equity Fund (Large-Cap Core Fund). In addition to the accompanying proxy materials, this packet provides information about the proposed reorganization.

The Board recommends you vote to approve the proposals.

Please read the enclosed materials and vote your shares as soon as possible. The methods for voting your shares are noted above to make it as easy as possible for you. We appreciate your quick response as it will help minimize communication costs.

Continued

What’s Inside

Answers to your questions about the proposed reorganization	2-6
Supplements to the Prospectus	9

Answers to questions about the proposed reorganization of the PGIM QMA Defensive Equity Fund should be reviewed along with the enclosed proxy materials.

On what proposal am I being asked to vote?

Shareholders of the PGIM QMA Defensive Equity Fund (Defensive Equity Fund) are being asked to approve a proposed plan of reorganization under which the assets and the liabilities of the Defensive Equity Fund would be exchanged for shares of the PGIM QMA Large-Cap Core Equity Fund (Large-Cap Core Fund), and shareholders of the Defensive Equity Fund would become shareholders of the Large-Cap Core Fund.

Why is this reorganization being proposed?

After careful review of a broad range of factors, including performance, expenses, and investment strategies of the Defensive Equity Fund and the Large-Cap Core Fund, the Board of Trustees of each Fund determined it is in the best interest of shareholders to reorganize the Defensive Equity Fund into the Large-Cap Core Fund.

How do you expect shareholders to potentially benefit from this change?

•                  Lower Expenses: The reorganization is expected to result in lower net expenses for all share classes of the Defensive Equity Fund.

Net Annual Fund Operating Expenses (for the twelve-month period ended April 30, 2018)	Class A	Class B		Class C	Class R		Class R6 (Formerly Class Q)	Class Z
PGIM QMA Defensive Equity Fund (pre-reorganization)	1.25%	2.27%		2.00%	1.78%		1.14%	1.09%
PGIM QMA Large-Cap Core Equity Fund (post-reorganization)	0.72%	1.58	%(1)	1.44%	0.72	%(2)	0.35%	0.46%

(1) Upon implementation of the Reorganization, PGIM Investments will contractually agree, through February 29, 2020, to limit Total Annual Fund Operating Expenses to 1.58% of average daily net assets for Class B shares of the Large-Cap Core Fund.

(2) The information shown for the PGIM QMA Large-Cap Core Equity Fund (post-reorganization) relates to Class A shares. Pursuant to the terms of the Reorganization, Class R shareholders of the Defensive Equity Fund shall receive Class A shares of the Large-Cap Core Fund.

•                  Stronger Historical Performance: Performance of the Large-Cap Core Fund is stronger than that of the Defensive Equity Fund as of the three-month, and one-, three-, five-, and ten-year periods ended April 30, 2018 for the same periods.

Net Performance as of April 30, 2018

	3-Month	1-Year	3-Year	5-Year	10-Year
PGIM QMA Defensive Equity Fund (Class Z)	-6.67%	8.17%	7.18%	8.81%	6.32%
PGIM QMA Large-Cap Core Equity Fund (Class Z)	-5.81%	14.89%	10.28%	12.89%	8.51%

Past performance does not guarantee future results, and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance of the PGIM Funds listed, visit www.pgiminvestments.com. PGIM QMA Defensive Equity Fund: Z shares do not carry a sales charge. Gross operating expenses: Class Z, 1.17%. Net operating expenses: Class Z, 1.17%. PGIM QMA Large-Cap Core Equity Fund: Z shares do not carry a sales charge. Gross operating expenses: Class Z, 0.55%. Net operating expenses: Class Z, 0.46%.

Total return describes the return to the investor after net operating expense but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. All returns 1-year or less are cumulative.

Class R6 and Z shares may be available to group retirement plans and institutional investors through certain retirement, mutual fund wrap and asset allocation programs. They may also be eligible to institutional investors at a $5,000,000 investment minimum. Class A, C, and Z shares are generally closed to new retirement plans. Please see the prospectus for additional information about fees, expenses, and investor eligibility. All data is unaudited and subject to change.

•                  Similar Investment Objectives, Policies and Strategies: Both Funds have substantially similar investment objectives and have similar principal investment policies and strategies, as outlined below. For additional comparative information regarding the Funds’ policies, please see the N-14 Proxy/Prospectus.

Fund Name	PGIM QMA Defensive Equity Fund (Merging Fund)	PGIM QMA Large-Cap Core Equity Fund (Acquiring Fund)
Investment Objective	• Long-term capital appreciation.	• Long-term growth of capital.
Investment Policies and Strategies

•                  Seeks to achieve its investment objective by investing in a well diversified portfolio of equity and equity-related securities.

•                  Under normal market conditions, the Fund will invest at least 80% of its investable assets in equity and equity-related securities.

•                  The Fund may invest in securities of any market capitalization.

•                  Seeks investments that will appreciate over time. The Fund’s goal is to outperform the returns of the S&P 500® Index over the long term.

•                  The Fund normally invests at least 80% of its investable assets in equity and equity-related securities of large-capitalization U.S. companies.

Benchmarks	S&P 500 Index	S&P 500 Index

Who is the manager of the PGIM QMA Large-Cap Core Equity Fund?

The PGIM QMA Large-Cap Core Equity Fund is managed by Quantitative Management Associates LLC (QMA), a leader in quantitative investing, a wholly owned subsidiary of PGIM, and a registered investment adviser. QMA currently manages about $126.7 billion in assets (as of June 30, 2018) and covers core, value, international index-based, and asset allocation strategies. QMA is a pioneer of quantitative investing and built its first multi-factor portfolios over 40 years ago. QMA’s 28 portfolio managers average 21 years of experience.

What are the NASDAQ and CUSIP symbols for the Funds?

PGIM QMA Defensive Equity Fund (Merging Fund)	TA Fund Number	Ticker	CUSIP
PGIM QMA Defensive Equity Fund CL A	0527	PAMGX	74442X868
PGIM QMA Defensive Equity Fund CL B	0528	DMGBX	74442X785
PGIM QMA Defensive Equity Fund CL C	0367	PIMGX	74442X793
PGIM QMA Defensive Equity Fund CL R	1528	SPMRX	74442X819
PGIM QMA Defensive Equity Fund CL R6 (formerly Class Q)	1175	PAMQX	74442X777
PGIM QMA Defensive Equity Fund CL Z	0456	PDMZX	74442X827

PGIM QMA Large-Cap Core Equity Fund (Acquiring Fund)	TA Fund Number	Ticker	CUSIP
PGIM QMA Large-Cap Core Equity Fund CL A	0533	PTMAX	74441J100
PGIM QMA Large-Cap Core Equity Fund CL B	0534	PTMBX	74441J209
PGIM QMA Large-Cap Core Equity Fund CL C	0369	PTMCX	74441J308
PGIM QMA Large-Cap Core Equity Fund CL R6 (formerly Class Q)	1171	PTMQX	74441J688
PGIM QMA Large-Cap Core Equity Fund CL Z	0459	PTEZX	74441J407

If the proposal is approved, when will the proposed reorganization go into effect?

If approved, the reorganization is expected to occur in November 2018. However, such date may change if the shareholder meeting is adjourned one or more times.

Is the reorganization considered a taxable event for federal income tax purposes?

We do not expect the reorganization to result in a taxable gain or loss for U.S. federal income tax purposes. Sales by the Defensive Equity Fund of portfolio securities prior to the reorganization may result in realized gains or losses on such securities. Net realized gains in excess of prior year capital loss carryforward (if any) would be distributed to shareholders of the Defensive Equity Fund prior to the merger and would be a taxable capital gain distribution for shareholders who do not hold their shares in a tax-advantaged account. See the proxy statement and prospectus for more information.

What if there are not enough votes to approve the proposal by the scheduled shareholder meeting date?

If the Defensive Equity Fund does not receive enough votes to approve the proposal by October 16, 2018, the shareholder meeting date, the shareholder meeting will be adjourned to permit further solicitation of proxy votes. If after further solicitation of proxy votes, the Defensive Equity Fund shareholders do not approve the reorganization, the Defensive Equity Fund would continue to operate in accordance with its current investment strategy, benchmark and name, and the Board and the Manager would consider alternatives.

Can a financial professional vote on my behalf?

Under existing NYSE rules, brokers, banks, and other nominees are not expected to be entitled to vote fund shares with respect to the proposals unless the beneficial owner gives specific instructions for the vote or the financial professional has discretion to vote. The Defensive Equity Fund will forward proxy materials to brokers who are the record owners for beneficial owners. When a broker is unable to cast a vote because no specific instructions have been given, and the broker executes and returns an unvoted proxy ballot card, the resulting “broker non-vote” counts toward establishing a quorum for the meeting. If sufficient votes for a quorum have not been obtained, the Defensive Equity Fund may request that one or more brokers submit a specific number of broker non-votes in order to obtain a quorum which will give the Fund the ability to formally open the polls and present the proposal to vote on. The Defensive Equity Fund will only request these broker non-votes if it believes that this action will result in sufficient shareholder votes to approve a proposal at the meeting. Consequently, shareholders who oppose a proposal should vote against it.

How do I vote my shares?

You can vote your shares 24 hours a day, 7 days a week by telephone, by mail via the enclosed proxy ballot card, or by Internet. You can also vote your shares by attending the meeting. If you hold the Defensive Equity Fund within a brokerage account and receive statements directly from your bank or broker, please follow the instructions provided on your proxy card. Please see the enclosed proxy materials for complete details.

How many votes am I entitled to cast?

You may cast one vote for each share of the Defensive Equity Fund you own on the record date, which is August 9, 2018.

How do I sign the proxy ballot card?

Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the proxy ballot cards. Joint accounts: Both owners must sign, and the signatures must conform exactly to the names shown on the account registration. All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as “Jane Doe, Trustee,” or an authorized officer of a company should indicate his or her position with the company, such as “John Smith, President.”

Whom do I call for more information?

Contact D.F. King & Co., Inc., the Defensive Equity Fund’s proxy solicitor, at (866) 828-6951 toll-free for additional information regarding the proxy or for a replacement proxy card. They will be happy to help you understand the proposals and assist you in voting.

Appendix

Standard Annualized SEC Performance as of 6/30/2018.

	1-Year	3-Year	5-Year	10-Year
PGIM QMA Defensive Equity Fund Class Z(1)	9.08%	8.36%	9.69%	7.19%
S&P 500 Index	14.37%	11.92%	13.41%	10.16%
PGIM QMA Large-Cap Core Equity Fund Class Z(2)	16.18%	11.61%	13.40%	9.48%
S&P 500 Index	14.37%	11.92%	13.41%	10.16%

(1) PGIM QMA Defensive Equity Fund

Past performance does not guarantee future results and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance, visit our website at pgiminvestments.com. Maximum sales charges: Class A, 5.5%; Class C, 1.0%. Gross operating expenses: Class A, 1.30%; Class B, 2.57%; Class C, 2.00%; Class R, 208.93%; Class R6, 12.88%; Class Z, 1.17%. Net operating expenses apply to: Class A, 1.25%; Class B, 2.28%; Class C, 2.00%; Class R, 1.78%; Class R6, 1.14%; Class Z, 1.17%. Class B shares are closed. Inception date: Class Z, 11/18/1998.

(2) PGIM QMA Large-Cap Core Equity Fund

Past performance does not guarantee future results and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance, visit our website at pgiminvestments.com. Maximum sales charges: Class A, 5.5%; Class C, 1.0%. Gross operating expenses:  Class A, 0.87%; Class B, 2.36%; Class C, 1.56%; Class R6, 0.47%; Class Z, 0.55%. Net operating expenses apply to: Class A, 0.74%; Class B, 1.70%; Class C, 1.45%; Class R6, 0.35%; Class Z, 0.46%. Class B shares are closed. Inception date: Class Z, 3/3/1999.

Total return describes the return to the investor after net operating expense but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. All returns 1-year or less are cumulative.

Class R6 and Z shares may be available to group retirement plans and institutional investors through certain retirement, mutual fund wrap and asset allocation programs. They may also be eligible to institutional investors at a $5,000,000 investment minimum. Class A, C, and Z shares are generally closed to new retirement plans. Please see the prospectus for additional information about fees, expenses, and investor eligibility. All data is unaudited and subject to change.

Definitions

S&P 500 Index is an unmanaged index of 500 stocks of large U.S. companies. It provides a broad indicator of stock price movements. An investment cannot be made directly in an index.

All indexes are unmanaged and do not reflect deductions for any sales charges, operating expenses of a mutual fund, or taxes. Returns would be lower if they included the effect of these expenses.

Mutual fund investing involves risks. The investment return and principal value will fluctuate, and the investment, when sold, may be worth more or less than the original cost. There is no guarantee a fund’s objectives will be achieved. The risks associated with each fund are explained more fully in each fund’s respective prospectus. For tax advice, clients should consult their tax professional regarding their particular situation.

PGIM QMA Defensive Equity Fund Risks

The Fund will normally invest at least 80% of its investable assets in equity and equity-related securities. The Fund may invest in foreign securities, which are subject to currency fluctuation and political uncertainty; derivative securities, which may carry market, credit, and liquidity risks; exchange-traded funds (ETFs), which may duplicate some management fees; and fixed income investments, which are subject to interest rate risk, and their value will decline as interest rates rise. These risks may increase the Fund’s share price volatility. There is no guarantee the Fund’s objective will be achieved. Please see the Fund’s prospectus for more detailed information regarding risks.

PGIM QMA Large-Cap Core Equity Fund Risks

The Fund will normally invest at least 80% of its investable assets in equity and equity-related securities of large capitalization US companies.  The Fund may invest in foreign securities, which are subject to currency fluctuation and political uncertainty; derivative securities, which may carry market, credit, and liquidity risks; and exchange-traded funds (ETFs), which may duplicate some management fees. The Fund may use hedging techniques to help achieve its objective. These risks may result in greater share price volatility. There is no guarantee the Fund’s objective will be achieved.  Please see the Fund’s prospectus for more detailed information regarding risks.

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Every vote is important, whether your Fund holdings are large or small. Please review the materials and return your proxy ballot card by mail, vote online, or call in your vote today.

Class R6 (formerly Class Q) and Class Z shares may be available to group retirement plans and institutional investors through certain retirement, mutual fund wrap and asset allocation programs, and to institutions at an investment minimum of $5,000,000. Performance by share class may vary. Other share classes, which contain either a sales load or a contingent deferred sales charge, are also available. These expenses could lower total fund return. Please see the prospectus for additional information about fees, expenses and investor eligibility requirements.

This material is being provided for informational or educational purposes only and does not take into account the investment objectives or financial situation of any client or prospective clients. The information is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Clients seeking information regarding their particular investment needs should contact a financial professional.

Class R6 (formerly Class Q) and Class Z shares are available only to eligible investors. Please see the prospectus for eligibility requirements.

Consider a fund’s investment objectives, risks, charges, and expenses carefully before investing. The prospectus and the summary prospectus contain this and other information about the fund. Contact the PGIM Investments Sales Desk at (800) 257-3893 to obtain the prospectus and the summary prospectus. Read them carefully before investing.

Mutual funds are distributed by Prudential Investment Management Services LLC, a Prudential Financial company. QMA is the primary business name of Quantitative Management Associates LLC, a wholly owned subsidiary of PGIM. QMA and PGIM are registered investment advisers and Prudential Financial companies. © 2018 Prudential Financial, Inc. and its related entities. QMA, Quantitative Management Associates, PGIM, and the PGIM logo are service marks of Prudential Financial, Inc. and its related entities, registered in many jurisdictions worldwide.

Mutual Funds: Are not insured by the FDIC or any federal government agency | May lose value | Are not a deposit of or guaranteed by any bank or any bank affiliate

PRUDENTIAL INVESTMENT PORTFOLIOS 16

PGIM QMA Defensive Equity Fund

Supplement dated June 25, 2018 to the Currently Effective

Prospectus, Summary Prospectus and Statement of Additional Information

Proposed Reorganization

The Board of Trustees of Prudential Investment Portfolios 16, on behalf of PGIM QMA Defensive Equity Fund (“Defensive Equity Fund”) and the Board of Trustees of Prudential Investment Portfolios 9, on behalf of PGIM QMA Large-Cap Core Equity Fund (“Large-Cap Core Fund,” and, together with the Defensive Equity Fund, the “Funds”) recently approved the reorganization of the Defensive Equity Fund into the Large-Cap Core Fund.

Pursuant to this proposal, the assets and liabilities of the Defensive Equity Fund would be exchanged for shares of the Large-Cap Core Fund. The Large-Cap Core Fund shares to be received by the Defensive Equity Fund shareholders in the reorganization would be equal in value and of the same class, except that Class R shareholders of the Defensive Equity Fund will receive Class A shares of the Large-Cap Core Fund, and each share class would be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Defensive Equity Fund shares held by such shareholders immediately prior to the reorganization.

Under the terms of this proposal, Defensive Equity Fund shareholders would become shareholders of Large-Cap Core Fund. No sales charges would be imposed in connection with the proposed transaction. The Defensive Equity Fund and the Large-Cap Core Fund anticipate obtaining an opinion of counsel to the effect that the reorganization transaction will not result in the recognition of gain or loss for federal income tax purposes by either Fund or its shareholders.

The reorganization is subject to approval by the shareholders of the Defensive Equity Fund. It is anticipated that a proxy statement/prospectus relating to the reorganization transaction will be mailed to the shareholders during the third quarter of 2018 and that the special meeting of Defensive Equity Fund shareholders will be held on or about October 2018. If the required shareholder approvals are obtained and all required closing conditions are satisfied, including receipt of the above-described tax opinion, it is expected that the reorganization transaction will be completed during the fourth quarter of 2018 or as soon as reasonably practicable once shareholder approval is obtained.

If Defensive Equity Fund shareholders approve the reorganization, the Defensive Equity Fund is expected to distribute its realized capital gains, if any, to its shareholders prior to the closing date. Defensive Equity Fund shareholders who do not hold their shares in a tax-advantaged account may receive a taxable capital gain distribution. In addition, it is currently anticipated that a portion of the Defensive Equity Fund’s portfolio securities will be sold prior to the closing of the Reorganization, and the Defensive Equity Fund is expected to realize capital gain or loss in connection with those sales. If the Defensive Equity Fund realizes capital gains, those gains may increase the capital gain distribution paid to shareholders.

This document is not an offer to sell shares of the Large-Cap Core Fund, nor is it a solicitation of an offer to buy any such shares or of any proxy. Please read the proxy statement/prospectus carefully, when it is available, because it contains important information about the reorganization and the Large-Cap Core Fund.